Exhibit 10.2

March 7, 2013

Mr. Richard Burger

850 Gloucester Crossing

Lake Forest, IL 60045

Dear Rich:

The purpose of this letter agreement is to confirm the terms by which you will continue to be engaged by Coleman Cable, Inc. (the “Company”) as a part-time employee, following your retirement from the position of Chief Financial Officer, to assist in providing an effective transition of your executive responsibilities as former Chief Financial Officer. The key terms of your employment shall be as follows:

1. Term and Termination. Your voluntary retirement from the position of Chief Financial Officer shall become effective on March 29, 2013 (the “Retirement Date”). Following the Retirement Date, you shall continue to serve as an employee of the Company in part-time status through December 31, 2013 (the “Term”) in the position of Special Assistant to the Chief Executive Officer. Notwithstanding the foregoing, the Company may terminate the Term for Cause, as such term is defined in the Amended and Restated Employment Agreement between you and the Company dated December 29, 2008 (the “Employment Agreement”).

2. Services. During the Term, you agree to provide transition and other related services to the Chief Executive Officer and the Company in order to assist in providing an effective transition of your executive responsibilities as former Chief Financial Officer. You shall diligently and competently perform such services and use reasonable efforts in connection with the performance of such services. During the Term, you shall not be expected to work in excess of 40 hours per month.

3. Compensation. As compensation for your services as Special Assistant to the Chief Executive Officer during the Term, the Company will pay you a total amount of $90,000, payable in accordance with the Company’s regular payroll schedule and practices beginning April 2013. For the avoidance of doubt, you will be entitled to no additional compensation for your services following the Retirement Date except as set forth in this section. The Company may withhold from any amounts payable under this letter agreement such federal, state, local and other taxes as are required to be withheld pursuant to any applicable laws or regulations.

4. Employment Agreement. You and the Company hereby acknowledge and agree that this letter agreement with respect to your part-time employment following the Retirement Date sets forth the entire understanding between you and the Company with respect to the subject matter hereof. All prior agreements, understandings, and obligations between you and the Company with respect to the subject matter hereof, including the Employment Agreement, are terminated as of the Retirement Date and shall be superseded by this letter agreement as of

Mr. Richard Burger

March 7, 2013

the Retirement Date. Notwithstanding the foregoing, you and the Company hereby expressly agree that the terms of the Employment Agreement relating to confidentiality and non-competition shall continue during the Term and thereafter in accordance with the terms of the Employment Agreement. Further, you and the Company hereby acknowledge and agree that all payments and benefits to which you may be entitled under the terms of any Company employee benefit plans and programs following your transition to part-time employment status shall be governed by the terms and conditions of such plans and programs.

5. Expense Reimbursement. The Company shall reimburse you for all reasonable business expenses properly incurred by you in the ordinary course of performing your duties and responsibilities hereunder, subject to the Company’s normal and customary practices and policies as are in effect from time to time with respect to travel, entertainment and other business expenses (including the Company’s reasonable requirements with respect to prior approval, reporting and documentation of such expenses).

6. Future Cooperation. In connection with any and all claims, disputes, negotiations, investigation, lawsuits or administrative proceedings involving the Company, you agree to make yourself available, upon reasonable notice from the Company, and without the necessity of subpoena, to provide information or documents, provide declarations or statements to the Company, meet with attorneys or other representatives of the Company, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such matters. Any reimbursement payable pursuant to this section shall be paid upon your request, in accordance with the Company’s normal and customary practices and policies as are in effect from time to time. Notwithstanding anything in this letter agreement to the contrary, you and the Company agree that the obligations imposed upon you under this section shall survive the expiration of the Term.

7. Indemnity. The Company agrees that if you are made a party, or are threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that you are or were an employee of or acted on behalf of the Company, the Company shall indemnify, defend and hold you harmless to the fullest extent legally permitted against all cost, expense, liability and loss reasonably incurred or suffered by you in connection therewith. Your rights hereunder shall continue so long as you are subject to such liability, whether or not this Term may have terminated prior thereto.

8. Governing Law. This letter agreement will be governed by and construed in accordance with the laws of the State of Illinois.

* * *

Mr. Richard Burger

March 7, 2013

Sincerely,

Coleman Cable, Inc.

/s/ Gary Yetman
Gary Yetman
Chief Executive Officer

This letter agreement correctly reflects our understanding, and I hereby confirm my agreement to the same as of the date set forth above.

/s/ Richard N. Burger
Richard N. Burger